Exhibit 99.4


                           TO THE LIMITED PARTNERS OF
                              COURTYARD BY MARRIOTT
                               LIMITED PARTNERSHIP


Presented for your review is the 1998 Annual Report for Courtyard by Marriott Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and hotel operations is included in the Form 10-K, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations which is included herein. The estimated 1999 tax information is also included in this letter. Finally, the Partnership's Supplementary Unaudited Information is contained in Item 13 of the Partnership's Form 10-K. As in the past, we encourage you to review the information contained in this report.

Strategy for Liquidity

We previously reported to you that the General Partner was exploring alternatives to provide liquidity for the Partnership and to maximize the value of your investment including the possibility of combining the Partnership with several others that owned similar hotels to create a publicly traded company in the form of a real estate investment trust ("REIT"). Although, as we previously reported, that plan proved to be impractical, we are continuing to explore other options. While we can make no assurances as to the outcome of these efforts, the General Partner continues to work with an investment bank that is acting as an advisor in this regard.

At this time, we do not have any definitive offers or proposals to share with you although we will continue to explore opportunities to provide liquidity for the Partnership and maximize the value of your investment. If a suitable transaction arises we will keep you apprised of such developments through both quarterly updates and special correspondence.

Transfer and Sale of Limited Partnership Units

As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Cash Distributions

In 1998, the Partnership distributed a total of $10,000 per limited partner unit, $8,000 from 1998 operating results and $2,000 from 1997 operations. In addition, the Partnership distributed $3,000 per limited partner unit from 1998 operations in April 1999. Based on current projections for 1999, the Partnership expects the level of cash distributions to be at least equal to the level of 1998 cash distributions. However, actual distributions may be higher or lower based on actual Hotel operating results. We expect to make interim 1999 distributions in August and November 1999 and a year-end 1999 cash distribution in April 2000. Since inception, the Partnership has distributed $72,177 per limited partner including $29,000 per limited partner unit from refinancing proceeds.

Partnership Debt

During 1998, the Partnership paid approximately $7.4 million of amortization on the loan's principal balance, leaving a principal balance of $313 million at December 31, 1998.

Hotel Operations

The Partnership's 50 Hotels combined operating results improved in 1998 due to the continued increase in demand in the lodging industry. In 1998, Hotel revenues increased $11.8 million, or 6%, to $201.3 million and room revenues increased $11.5 million, or 7%, to $182.1 million as a result of the strong growth in average room rate. The chart below summarizes REVPAR, or revenue per available room, for the combined Partnership Hotels for the years 1996 through 1998 and the percentage increase from the prior year:

        1998                       1997                      1996
-----------------------    ----------------------    -----------------------
 REVPAR     % Increase      REVPAR    % Increase      REVPAR     % Increase

 $69.41          7%         $64.88         7%         $60.50          5%

On a combined basis, REVPAR for 1998 increased primarily due to a $6, or 7%, increase in the combined average room rate to $87. The combined average occupancy remained stable at approximately 80%. The increase in average room rate was primarily due to aggressive weekday pricing combined with a strong advertising campaign focused on leisure travelers.

During 1998, the Courtyard chain continued to focus on communication efforts in USA Today and radio and television advertising. Courtyard's award winning television commercials were seen on CNN, The Weather Channel, CNN Airport and ESPN. In addition, Courtyard hotels participate in the Marriott Rewards Frequent Travel Program which offers points to program members when they stay at a Courtyard Hotel. The points are redeemable for free hotel rooms at most Marriott lodging products.

The moderate priced lodging segment remains highly competitive, reflecting a significant influx of new competition. However, Courtyard hotels continue to command a premium share of the more competitive markets. To ensure that the Partnership's Hotels remain competitive, a majority of the Partnership's Hotels have completed rooms renovations during the past few years. The rooms were renovated with new carpet, draperies, wallcoverings and bedspreads.

Estimated 1999 Tax Information

Based on current projections, taxable income estimated at $11,200 will be allocated to each limited partner unit for the year ending December 31, 1999. This estimate will be updated in the third quarter 1999 report.

Conclusion

You will note that the name of the General Partner has changed to CBM One LLC. This change was necessary as a part of the conversion of Host Marriott Corporation, from a corporation to a real estate investment trust. CBM One LLC is owned 1% by Host Marriott, L.P. and 99% by a wholly owned subsidiary of Rockledge Hotel Properties, Inc. ("Rockledge"). Host Marriott Corporation is the general partner of Host Marriott L.P. Host Marriott, L.P. receives approximately 99% of the economic interest in Rockledge by virtue of its ownership of 95% of the non-voting common stock of Rockledge.

You are encouraged to review this Report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at the address or telephone number listed below.


                                   Sincerely,

                                    CBM ONE LLC
                                    General Partner




                                    Robert E. Parsons, Jr.
                                    President

                                    April 30, 1999







Host Marriott Corporation
Partnership Investor Relations
10400 Fernwood Road, Department 908
Bethesda, MD  20817-1109
Telephone:  301/380-2070

Monday through Friday
9am to 4pm, Eastern time




For transfer or re-registration information:
GEMISYS, INC.
Transfer Department
7103 South Revere Parkway
Englewood, CO 80112
Telephone: 800/797-6812